ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 24th day of April, 2010.

AMONG:

ANKUR SCIENTIFIC ENERGY TECHNOLOGIES PRIVATE LIMITED,

A company incorporated under the Indian Companies Act, 1956 with it’s registered office at `ANKUR’,  Near Old Sama Jakat Naka, Sama Road, Baroda-390008, Gujarat, India

 (herein called the “Vendor”)

AND:

CLENERGEN CORPORATION, a corporation existing under the laws of the State of Nevada with its executive office at 6165 NW 123rd Coral Lane, Florida 33076.

(herein called the “Purchaser”)

WHEREAS:

A.           The Vendor is in the business of providing and installing equipment for use in a waste to energy facility suitable for accommodating Biomass.

B.           The Vendor has agreed to sell and install and the Purchaser has agreed to purchase the assets set out in Schedule 1 (the “Purchased Assets”).

C.           The Purchase Price for the Purchased Assets will be payable as set out in Clause 3 of this Agreement.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1
For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“Affiliate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(b)	“Associate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(c)	“Purchased Assets” means the assets as described in Recital B and Schedule 1 of this Agreement;

(d)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in Texas, United States of America;

(e)	“Closing” means the completion of the transactions contemplated in this Asset Purchase Agreement;

(f)	“Closing Date” means such date as the Vendor and the Purchaser may mutually determine;

(g)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(h)
“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(i)
”Licenses” means all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the uses to which the Purchased Assets have been put;

(j)
“Losses” means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

(k)	“Purchase Price” means the purchase price as set out in Clause 3 issuable by the Purchaser to the Vendor for the Purchased Assets and the installation of the Purchased Assets; and

(l)	“Transaction” means the sale and installation of the Purchased Assets from the Vendor to the Purchaser in exchange for the Purchase Price.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3
Sections and Headings.  The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4
Number, Gender and Persons.  In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5
Accounting Principles.  Except as otherwise stated, any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6
Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence. Time will be of the essence of this Agreement.

1.8
Applicable Law.  This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of Nevada and the federal laws of the United States of America applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

1.9
Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party.  No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.10	Schedules. The following Schedules are attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto.

Schedule 1	Description of Purchased Assets
Schedule 2	Permits and Licenses
Schedule 3	Intellectual Property
Schedule 4	Legal and Regulatory Proceedings
Schedule 5	Consents
Schedule 6	Subscription Agreement for Pledged Shares

2.	PURCHASE AND SALE

2.1
Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, free and clear of all Encumbrances the Purchased Assets.

2.2	Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will deliver and install the Purchased Assets at the Purchaser’s specified location in Phillipines.

3.	PURCHASE PRICE AND ALLOCATION

3.1
The Purchase Price payable by the Purchaser to the Vendor for the Purchase Assets shall be an aggregate of INR 34,652,000 FOB Mumbai for onward shipment to the designated location of the Purchaser in Phillipines. The price shall be paid to the Vendor in USD at a rate of exchange as may be determined mutually between the Purchaser and Vendor at the time of the Purchase making payments to the Vendor.

(a)	2% of the value of the contract on or before May 30th, 2010;

(b)	3% of the value of the contract on or before June 15, 2010;

(c)	5% of the value of the contract on or before June 30, 2010;

(d)
90% of the value of the contract by an Irrevocable Letter of Credit (L/C) drawn in favour of the Vendor from a prime bank with such conditions as may be agreed upon between the Purchaser and the Vendor . L/C to be opened by the Purchaser in favour of the Vendor on or before May 31, 2010.

 (each, a “Payment” and each date, a “Payment Date”)

4.	CLOSING, POSSESSION, AND NO ADJUSTMENTS

4.1	The Closing will take place on the Closing Date at the offices of the Vendor, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

4.2	The Vendor will deliver possession of the Purchased Assets, free of any other claim to possession and any tenancies, to the Purchaser on the Closing Date.

4.3
Provided that there has been no material misrepresentation on the part of the parties to this agreement and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

5.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1
The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)
the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)
except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 5 - Consents attached hereto, neither the execution and delivery of this Agreement nor the performance of the Vendor’s obligations hereunder will:

(i)
violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor, the Purchased Assets, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Vendor is a party or which are binding upon the Vendor,

(ii)	to the knowledge of the Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Purchaser under any sales tax legislation. ..

(iii)	give rise to the creation or imposition of any Encumbrance on any of the Purchased Assets,

(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Vendor, or

(v)	violate or trigger any liability on behalf of the Purchaser pursuant to any legislation or agreement governing the sale of the Purchased Assets by the Vendor.

(c)	the Vendor owns and possesses and has good and marketable title to the Purchased Assets free and clear of all Encumbrances of every kind and nature whatsoever;

(d)	to the knowledge of the Vendor, the Purchased Assets are in good working order and in a functional state of repair and to the best of the knowledge of the Vendor there are no latent defects thereto;

(e)
no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets;

(f)
except as otherwise provided herein, this Agreement discloses all contracts, engagements, and commitments, whether oral or written, relating to the Purchased Assets including in particular contracts, engagements, and commitments:

(i)	out of the ordinary course of business,

(ii)	which entail the payment of in excess of $10,000.00 during any one year period,

(iii)	respecting ownership of or title to any interest or claim in or to any real or personal property making up the Purchased Assets,

(iv)
respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person except for cheques endorsed for collection in the ordinary course of the business;

(v)
any confidentiality, secrecy or non-disclosure contract, (whether the Vendor is a beneficiary or obligant thereunder) relating to any proprietary or confidential information or any non-competition or similar contract;.

(vi)
there has not been any default in any obligation or liability in respect of said contracts, engagements, or commitments by the Vendor and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits under any contracts;

(vii)	there has not been any amendment, modification, variation, surrender, or release of said contracts, engagements, and commitments; and

(viii)
each of said contracts, engagements, and commitments is in good standing and in full force and effect and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits thereunder, and is not in default or alleged to be in default in respect of any material contract or any other contracts, engagements or commitments provided for in this Agreement, to which the Vendor is a party or by which it is bound;

(g)
except as disclosed in Schedule 4 - Legal and Regulatory Proceedings, there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Vendor’s knowledge threatened against or affecting the Vendor or in respect of the Purchased Assets;

(h)
there is no requirement applicable to the Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 5 - Consents, or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser  except for the notifications, consents and approvals described in Schedule 5 - Consents;

(i)
with respect to the Purchased Assets, the Vendor has filed or caused to be filed all material tax returns of Vendor which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and Vendor has paid or caused to be paid all taxes due, in each case to the extent Purchaser would incur liability for Vendor’s failure to file such returns or pay such taxes.  There are no outstanding tax liens that have been filed by any tax authority against the Purchased Assets.  No claims are being asserted in writing with respect to any taxes relating to the Vendor’s business for which Purchaser reasonably could be held liable and Vendor knows of no basis for the assertion of any such claim;

(j)
the Vendor has never received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution.  There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Purchased Assets, nor has the Vendor received notice of any of the same;

(k)
Schedule 3 - Intellectual Property, sets out all registered or pending Intellectual Property (including particulars of registration or application for registration, or continuances) and all licenses, registered user agreements and other contracts that comprise or relate to Intellectual Property.  The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary for use with the Assets.  The Vendor is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property.  No person has been granted any interest in or right to use all or any portion of the Intellectual Property.  The use of the Assets does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person.  The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the use of the Assets, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor, after due inquiry, has no knowledge of any infringement or violation of any of its rights in the Intellectual Property.  The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property.  The Vendor has provided to the Purchaser a true and complete copy of all contracts and amendments thereto that comprise or relate to the Intellectual Property; and

(l)
there are no liabilities of the Vendor or its Associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date.

6.	REPRESENTATIONS OF THE PURCHASER

6.1
The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a)
the Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)
there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(d)
neither the execution and delivery of this Agreement nor the performance of the Purchaser’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Purchaser, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser, or any contract, agreement, instrument, covenant, mortgage or security to which the Purchaser is a party or which are binding upon the Purchaser; and

(e)
The Pledged Shares to be issued to the Vendor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Purchaser or any agreement to which Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws.

7.	COVENANTS OF THE VENDOR

7.1	Between the date of this Agreement and the Closing Date, the Vendor covenants and agrees that the Vendor:

(a)
will not sell or dispose of any of the Purchased Assets, except only the sale of services in the ordinary course of business and will preserve the Purchased Assets intact without any further Encumbrances;

(b)	will keep the Purchased Assets in their present state;

(c)
will maintain insurance coverage of the scope and in the amounts now held in full force and effect and will give all notices and present all claims under all policies of insurance in a due and timely fashion;

(d)
will afford the Purchaser and its authorized representatives full access during normal business hours to the Purchased Assets and without limitation, all title documents, abstracts of title, deeds, leases, contracts, financial statements, policies, reports, licenses, books, records, and other such material relating to the  Purchased Assets, and furnish such copies thereof and other information, as the Purchaser may reasonably request;

(e)
will use its best efforts to procure and obtain at or prior to the Closing Date all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby from all federal, state, municipal or other governmental or regulatory bodies and from all other third parties as necessary;

(f)
at the request of the Purchaser, the Vendor will execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Purchased Assets maintained by governmental or other public authorities;

(g)
will use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and any other Agreements or documents contemplated hereby and to cause all necessary meetings of members or managers of the Vendor to be held for such purpose; and

(h)
will not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor will not enter into any material supply agreements relating to the Purchased Assets or make any material decisions or enter into any material contracts with respect to the Purchased Assets without the consent of the Purchaser, which consent will not be unreasonably withheld.

8.	COVENANTS OF THE PURCHASER

8.1
Between the date of this Agreement and the Closing Date, the Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

9.	NON-COMPETITION

9.1
As a condition to, and in consideration of, the Purchaser entering into this Agreement, the Vendor and other employees similarly situated to the Vendor, covenant and agree with the Purchaser that for a period of 3 years from the Closing Date, it will not, either directly or indirectly, as principal, agent, owner, employee, partner, shareholder, advisor or otherwise howsoever own, operate or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to any business operation, whether a proprietorship, partnership, joint venture, private company or otherwise howsoever, carrying on or engaged in any business identical with or similar to the business carried on by the Purchaser worldwide applicable to the countries of Guyana, Ghana, Zambia, Ethiopia and Libya. For the countries of Phillipines and South Africa, Vendor shall grant the Purchaser a preferred purchaser status which means that the Purchaser shall have the first right of receiving deliveries of assets contracted and shall also have the option to lock in agreed purchase consideration with the Vendor for future purchases upto mutually agreed upon time limits;

9.2
The Vendor acknowledges and agrees that the obligations of this Agreement are directly related to the asset purchase and are necessary to protect the Purchaser’s legitimate business interests; and that the Purchaser’s need for the covenants set forth in this Agreement is based on the following:  (i) the substantial time, money and effort expended and to be expended by the Purchaser in developing marketing plans and similar confidential information; and (ii) the highly competitive nature of the Purchaser’s industry, including the premium that competitors of the Purchaser place on acquiring proprietary and competitive information.

10.	CONFIDENTIALITY

10.1
Except as and to the extent required by law, for a period of two (2) years after the Closing Date, Purchaser and Vendor will not disclose or use, and will direct their representatives not to disclose or use, to the detriment of the other party any Confidential Information (as defined below) with respect to either party furnished, or to be furnished, by either party or their respective representatives at any time or in any manner other than in connection with its evaluation of the Transaction. For the purposes of this paragraph, "Confidential Information" means any information about either party stamped "confidential" or identified in writing as such to one party by the other party promptly following its disclosure, unless (i) such information is already known to the receiving party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the receiving party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the disclosing party the receiving party will promptly return or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

11.	INDEMNIFICATION, REMEDIES, SURVIVAL

11.1	Certain Definitions

For the purposes of this Clause 12 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by the Vendor or the Purchaser including damages for lost profits or lost business opportunities.

11.2	Agreement of Vendor to Indemnify

Vendor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the Closing Date, the Purchaser from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon or arising out of:

(a)
the breach by Vendor of any representation or warranty of Vendor contained in or made pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)
the breach or partial breach by Vendor of any covenant or agreement of Vendor made in or pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement.

11.3	Agreement of Purchaser to Indemnify

Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the Closing Date, Vendor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Vendor by reason of, resulting from, based upon or arising out of:

(a)
the breach by Purchaser of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)
the breach or partial breach by Purchaser of any covenant or agreement of Purchaser made in or pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement.

12.	SURVIVAL OF REPRESENTATIONS AND WARRATNIES

12.1
The representations, warranties, covenants, and agreements of the Vendor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendor of such representation, warranty, covenant, or agreement), or any investigation by the Purchaser, same will remain in full force and effect.

12.2
The representations, warranties, covenants, and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant, or agreement), or any investigation by the Vendor, same will remain in full force and effect.

13.	CONDITIONS PRECEDENT

13.1	The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)
that the representations and warranties of the Vendor contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Purchaser;

(b)
that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Vendor to be performed or complied with at or prior to the Closing Date, including in particular the Vendor’s obligation to deliver the documents and instruments herein provided for in Clause 15, have been performed and complied with as at the Closing Date;

(c)
that between the date hereof and the Closing Date no change, event, or circumstance has occurred which materially adversely affects the Purchased Assets or which, significantly reduces the value of the Purchased Assets to the Purchaser;

(d)	that between the date hereof and the Closing Date there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to any of the Purchased Assets;

(e)	no legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

(f)
that at the Closing Date, there will have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Assets contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of any contracts;

(g)
that at the Closing Date, the Vendor will have given or obtained the notices, consents and approvals described in Schedule 5 - Consents, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

13.2
The foregoing conditions of Clause 14.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.  If any of the conditions contained in Clause 14.1 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser, may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this agreement, provided that the Purchaser may also bring an action pursuant to Clause 12.2 against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor.

13.3	The obligation of the Vendor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)
that the representations and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Vendor; and

(b)
that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser’s obligation to deliver the documents and instruments herein provided for in Clause 16, have been performed and complied with as at the Closing.

13.4
The foregoing conditions of Clause 14.3 are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time.  If any of the conditions contained in Clause 14.3 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, provided that the Vendor may also bring an action pursuant to Clause 12.3 against the Purchaser for damages suffered by it where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or a warranty by the Purchaser.

14.	TRANSACTIONS OF THE VENDOR AT THE CLOSING

14.1
At the Closing Date, the Vendor will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Purchased Assets in the Purchaser free and clear of any Encumbrances and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

(a)	a bill of sale (Absolute) for the Purchased Assets;

(b)	all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, including in particular those described in Schedule 5 - Consents;

(c)	a certificate of the Vendor dated the Closing Date, acceptable in form and content to the legal advisors for the Purchaser, certifying that the conditions set out in Clause 14.1 have been satisfied;

(d)	executed releases by any third parties which have any Encumbrances against the Purchased Assets;

(e)	a subscription agreement for the Pledged Shares in the form as set out in Schedule 6; and

(f)	all such other documents and instruments as the Purchaser’s legal advisors may reasonably require.

15.	TRANSACTIONS OF THE PURCHASER AT THE CLOSING

15.1	At the Closing the Purchaser will deliver or cause to be delivered to the Vendor:

(a)	Irrevocable instructions to the transfer agent of the Purchaser as to the issuance of the Pledged Shares, in form and substance satisfactory to the Vendor;

(b)	a certified copy of a resolution of the Directors of the Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(c)
a certificate of an officer of the Purchaser dated as of the Closing Date, acceptable in form and content to the legal advisors for the Vendor, certifying that the conditions precedent set out in Clause 14.3 have been satisfied; and

(d)	all such other documents and instruments as the Vendor or its legal advisors may reasonably require.

16.	TAXES

16.1	All sales, use and other transfer taxes payable in respect of the transactions arising out of the purchase of the Assets as contemplated hereby will be paid by the Vendor upto the seaport of Mumbai.

17.	FURTHER ASSURANCES

17.1
From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

18.	ASSIGNMENT

18.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

19.	SUCCESSORS AND ASSIGNS

19.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20.	COUNTERPARTS

20.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

21.	NOTICES

21.1
Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Vendor:

Ankur Scientific Energy Technologies Private Limited,
ANKUR’,  Near Old Sama Jakat Naka, Sama Road,
Baroda-390008, Gujarat, India
Facsimile No.:+91-265-2794042.

 to the Purchaser:

Clenergen Corporation
6165 NW 123rd
Coral Lane, Florida 33076

Facsimile No.: +44 (0) 207 7690028

with a copy to:

Morit Hock Hamroff & Horowitz LLP,

400, Garden City Plaza,

Garden City, NJ 11530, USA

Attn: Dennis O’Rourke Esq., Of Counsel

Facsimile:+1  (516) 873-2010

or to such other address or facsimile number as any party may specify by notice.  Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received.  Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

22.	TENDER AND EXTENSIONS

22.1
Tender may be made upon the Vendor or Purchaser or upon the legal advisors for the Vendor or Purchaser and such legal advisors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

23.	REFERENCE DATE

23.1
This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Purchased Assets will be deemed to take effect as at the close of business on the Closing Date.  References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

24.	REFERENCES TO AGREEMENT

24.1
The terms “this Agreement”, “hereof’, “herein”, “hereby”, “hereto”, and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement.  References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

Ankur Scientific Energy Technologies Private Limited

Per:	/s/ Ankur Jain
Ankur Jain, Managing Director

Dated:	April 24, 2010

CLENERGEN CORPORATION

Per:	/s/ Mark Quinn
Mark Quinn, Chief Executive Officer

Dated:	April 24, 2010

LIST OF SCHEDULES

Schedule	Description

1	Purchased Assets

SCHEDULE 1
DESCRIPTION OF PURCHASED ASSETS

As per attached quotation certified by the Vendor for installation at any location specified by the Purchaser in Phillipines

Limited Notice To Proceed Agreement